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                                                                   Exhibit 10(b)

                              FOURTH AMENDMENT TO
                                THE ADVEST, INC.
              ACCOUNT EXECUTIVE NONQUALIFIED DEFINED BENEFIT PLAN

     This Amendment to The Advest, Inc. Account Executive Nonqualified Defined Benefit Plan (the "Plan") is made effective as of May 1, 2000.

                              W I T N E S S E T H

     WHEREAS, the Plan was adopted by Advest, Inc. (the "Company") effective October 1, 1992 and provides for the provision of specified benefits to certain account executives meeting certain performance targets;

     WHEREAS, the Plan was amended by the First Amendment effective as of October 1, 1992, the Second Amendment effective as of October 1, 1995, and the Third Amendment effective as of January 1, 1999; and

     WHEREAS, the Company believes it appropriate to further amend the Plan to allow certain enhanced benefits;

     NOW, THEREFORE, the Plan is hereby amended as follows:

     SECTION 1. Section 1.13 of the Plan is hereby amended in its entirety to read as follows:

               1.13. "GROSS COMMISSIONS" of an account executive for any fiscal year means the total sales credits of the account executive as reported on the Company's year-end commission report for that fiscal year.

               Notwithstanding the foregoing, where two or more account executives are involved in a partnership arrangement whereby they pool sales credits and allocate them among themselves on an agreed basis (the "Cash Allocation"), the participating account executives may elect to use an alternative allocation formula (the "Alternative Allocation") solely for purposes of establishing the Gross Commissions of each under this Plan for any fiscal year. Under the Alternative Allocation, certain account executives (referred to as "Juniors") may receive a lower allocation and others (referred to as "Seniors") a higher allocation. An Alternative Allocation will not be given effect for a fiscal year unless it meets each of the following conditions:

               (a) An election to use an Alternative Allocation has been made in writing on a form approved by the Committee, signed by each Junior and Senior, and delivered to the Director of Human Resources before the start of the applicable fiscal year.

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          (b)  During the last fiscal year ended prior to entering into the partnership arrangement each Junior can have been allocated no more than $100,000 in sales credits by the Company or by a prior employer.

          (c) The partnership arrangement has been in effect for fewer than three full years at the start of the fiscal year.

          (d) The Cash Allocation to each Junior for the fiscal year is less than the Gross Commissions Threshold applicable to that fiscal year.

          Once an election to use an Alternative Allocation has been made, any Junior or Senior may terminate the election by written notice to the Director of Human Resources delivered prior to the start of the fiscal year. Elections will be automatically revoked if any Junior or Senior terminates participation in the partnership arrangement before the end of the fiscal year.

          The determination of the Chief Financial Officer of the Company as to the Gross Commissions of any account executive for any period shall be conclusive for all purposes.

     SECTION 2. Section 1.18 of the Plan is hereby amended in its entirety to read as follows:

          1.18 "PERMANENT DISABILITY" means that the Participant is unable to perform all of the material and substantial duties of their occupation because of an Injury or Sickness, or their ability to perform the duties of their occupation is reduced to the extent that they cannot be expected to earn on an annual basis 75% or more of what they earned on an annual basis prior to such Injury or Sickness, in either case as determined by a physician reasonably acceptable to the Committee. For purposes of this definition, "Injury" means bodily impairment resulting directly from an accident and independently of all other causes, and "Sickness" means illness, disease, pregnancy or complications of pregnancy.

     SECTION 3. Section 3.1 of Plan is hereby amended in its entirety to read as follows:

          3.1 DETERMINATION OF COMMENCEMENT DATE. The commencement date for benefit payments to a Participant shall be the first October 1st to occur following the earliest of:

          (a) Qualifying Age -- the earlier of (x) the date the Participant both has attained age 65 and either (i) has completed the Initial Ten-Year Period or (ii) has terminated service with the Company, and (y) if the Participant has elected an Early Qualifying Age in accordance with Section 3.7, the date the Participant both has attained the Early Qualifying Age and has completed the Initial Ten-Year Period;

          (b)  Permanent Disability -- the Permanent Disability of the
     Participant;

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               (c) Death -- the death of the Participant; and

               (d) Plan Termination -- the termination of the Plan in accordance with Section 5.2.

     SECTION 4. The following Section 3.7 of the Plan is hereby added to the Plan appearing immediately following Section 3.6:

               3.7. EARLY QUALIFYING AGE.

               (a) Initial Elections. For purposes of determining the Commencement Date under Section 3.1(a) above, a Participant may elect an age earlier than 65 (the "Early Qualifying Age"). The Early Qualifying Age must be an integral age not less than 55 nor more than
          64. This election must be made at least one year before the end of the Initial Ten-Year Period.

               (b) Subsequent Elections. Following the initial election of an Early Qualifying Age the Participant may make one or more subsequent elections to increase (but not decrease) the Early Qualifying Age to another integral age not more than 64. Any subsequent election must be made at least one year before the Participant reaches the previously designated Early Qualifying Age. The Committee may at any time determine that no additional extensions of the Early Qualifying Age will be permitted.

               (c) Form of Elections. All elections under this Section 3.7 must be in writing on a form approved by the Committee. Once made, elections cannot be revoked or modified, except to the extent provided under paragraph (b) above.

               (d) Calculation of Benefits following Early Qualifying Age. Notwithstanding any contrary provisions of this Plan, if a Commencement Date is accelerated as a result of an election under this
          Section 3.7, the Accrued Benefit at that Commencement Date (the "Accelerated Commencement Date") will be determined by projecting the Accrued Benefit at the Commencement Date which would have occurred under Section 3.1(a) absent any election (the "Original Commencement Date") and discounting that Accrued Benefit by the 30-year treasury bond yield in effect on the Accelerated Commencement Date, assuming annual compounding over the intervening period. In projecting the Accrued Benefit, (a) the Yield Multipliers computed under Section 3.3(c) following the Accelerated Commencement Date through the Original Commencement Date will be assumed to be 100% plus one half (1/2) of the 30-year treasury bond yield in effect on the Accelerated Commencement Date, but not less than 102% nor more than 105%, and (b) the 401(k) Offset at the Original Commencement Date will be computed on the assumption that there are no further Company contributions to tax qualified retirement plans after the Accelerated Commencement Date and that projected earnings on prior Company


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          contributions accumulate at the 30-year treasury bond yield in effect on the Accelerated Commencement Date.

     SECTION 5. Section 3.3(c) of Plan is hereby amended in its entirety to read as follows:

               (c) Yield Multipliers. A "Yield Multiplier" shall be computed for a Participant on the October 1st following each full Fiscal Year after the Initial Ten-Year Period through the Commencement Date. The amount of each Yield Multiplier shall be determined as follows:

                    (i) if the Participant's Gross Commissions during the Fiscal
               Year equaled or exceeded his Gross Commissions Average, the Yield Multiplier for that year shall be 100% plus the 30-year treasury bond yield in effect on October 1st plus the Yield Enhancement, but not less than 104%, nor more than 110%;

                    (ii) if the Participant's Gross Commissions during the
               Fiscal Year were less than his Gross Commissions Average, or the Participant was not employed by the Company at any time during the Fiscal Year, the Yield Multiplier for that year shall be 100% plus one half (1/2) of the 30-year treasury bond yield in effect on October 1st, but not less than 102% nor more than 105%; and

                    (iii) notwithstanding the foregoing, a Participant who
               terminates employment before completing the first five years of the Initial Ten-Year Period after a Change of Control under the circumstances specified in subsection 3.4(a)(iii) shall not have any Yield Multiplier.

               For purposes of this Section 3.3(c), the "Yield Enhancement" will be an amount sufficient to raise the Yield Multiplier to the lower of 108% or 103% plus the applicable 30-year treasury bond yield.

               Notwithstanding the foregoing, for the first Fiscal Year following the end of the Initial Ten-Year Period during which the Participant's Gross Commission are less than his Gross Commissions Average, provided that the Participant remains employed by the Company on the last day of that Fiscal Year, the Yield Multiplier shall be calculated under clause 3.3(c)(i) rather than 3.3(c)(ii).

     SECTION 6. In other respects, the Plan shall remain unchanged and in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be effective as of the date first written above.


                                      ADVEST, INC.


                                  By: /s/ Grant W. Kurtz
                                          -------------------------------------
                                          Grant W. Kurtz
                                          President and Chief Executive Officer


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